Exhibit 99.1

For Immediate Release
January 25, 2013

Compuware Outlines Value Creation Actions and Responds to Elliott Management Corporation’s Proposal

•	Launches 3-Year Cost-Reduction Program of At Least $60 Million, with Minimum of $20 Million in FY 2014 Savings

•	Announces Intent to Spin-Off Remaining Covisint Shares to Compuware Shareholders Following IPO

•	Board Approves Plan to Return Capital to Shareholders through Annual Dividend of $.50 Per Share Beginning in Q1 FY 2014

DETROIT--January 25, 2013 (BUSINESSWIRE)-- Compuware Corporation (Nasdaq:CPWR) today announced that its Board of Directors, after thorough analysis with its independent financial and legal advisors, completed its comprehensive review of the company’s alternatives and approved an action plan to realize the inherent value of Compuware for its shareholders.  In connection with this analysis and review, the Board also unanimously concluded that Elliott Management Corporation’s proposal to acquire all of the outstanding shares of Compuware for $11.00 per share significantly undervalues the company and is not in the best interest of shareholders.

“We are committed to creating value for shareholders and the actions announced today are focused on increasing profitability, building on the momentum of our transition to higher-growth businesses, and returning capital directly to shareholders,” said Bob Paul, Chief Executive Officer.  “Compuware has made significant progress positioning APM and Covisint for growth rates between 20% and 30%. We have also stabilized our Mainframe business and realigned our operating structure.  Today’s actions, including the spin-off of Covisint, will sharpen our focus and reduce costs, delivering greater profitability and meaningful value for shareholders.  Our decision to initiate a dividend of $.50 per share is a clear signal that our businesses are strengthening and underscores our confidence in the value that will be created by our actions.”

Mr. Paul continued: “We believe that selling the company at $11.00 per share does not take into account our progress returning the business to profitable growth and our future prospects. We are confident our plan will accelerate our progress and provide significant, near-term returns as well as future upside to our shareholders. While we are focused on executing and delivering on our plan, the Board will carefully review and evaluate any credible offer it receives, including from Elliott, that delivers full value to its shareholders.”

The Compuware actions include:

•
Launching a 3-year cost reduction plan that will eliminate at least $60 million in G&A and non-core operational expenses from the company, with a minimum of $20 million realized in FY 2014.  The company expects that additional opportunities to rationalize and reduce costs and focus its business will be available as it continues to execute the plan.

Compuware Outlines Value Creation Actions; Responds to Elliott Management Corporation’s Proposal
January 25, 2013

•
Executing a spin-off of Covisint to Compuware shareholders following the initial public offering, to fully unlock the value of this business. In December, Compuware submitted a  registration statement for Covisint Corporation to the U.S. Securities and Exchange Commission for a possible initial public offering of approximately 20% of  its Class A common stock. The company expects that within 12 months of completing the IPO it will be distributing the remaining Covisint shares directly to Compuware shareholders, enabling shareholders to participate fully and directly in Covisint’s future and favorable prospects.

•
Implementing a plan to return capital to shareholders through an annual dividend of $.50 per share, at a yield greater than 4.5% based on Compuware’s current stock price, payable quarterly starting next quarter.  The dividend is a strong indication of the momentum of the company’s strategy, the strength of its balance sheet, and the Board’s ongoing commitment to disciplined capital allocation as an important means of delivering value to shareholders.

“We believe the execution of this plan will drive the growth of our key businesses, improve our margins and unlock the substantial value inherent in our company,” concluded Mr. Paul.

Goldman, Sachs & Co. and Allen & Company are serving as financial advisors, and Skadden, Arps, Slate, Meagher and Flom LLP is serving as legal counsel to Compuware.

Compuware Corporation

Compuware Corporation, the technology performance company, provides software, experts and best practices to ensure technology works well and delivers value. Compuware solutions make the world's most important technologies perform at their best for leading organizations worldwide, including 46 of the top 50 Fortune 500 companies and 12 of the top 20 most visited U.S. web sites. Learn more at: http://www.compuware.com.

Conference Call Information

Compuware will host a conference call to discuss this announcement at 9:00 a.m. Eastern time today. To join the conference call, interested parties in the United States should call 800-230-1096. For international access, the conference call number is +1-612-288-0340. No password is required.

A conference call replay will also be available. The United States replay number will be 800-475-6701, and the international replay number will be +1-320-365-3844. The replay passcode will be 280486. Additionally, investors can listen to the conference call via webcast by visiting the Compuware Corporation Investor Relations web site at http://www.compuware.com.

Certain statements in this release that are not historical facts, including those regarding the Company's future plans, objectives and expected performance, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties. These risks and uncertainties are discussed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned to consider these factors when relying on such forward-looking information. The Company does not undertake, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Compuware Outlines Value Creation Actions; Responds to Elliott Management Corporation’s Proposal
January 25, 2013

Press Contact

Lisa Elkin, +1-313-227-7345

Senior Vice President, Investor Relations, Marketing and Communications

Compuware Corporation

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